ESAB Corporation
909 Rose Avenue
8th Floor
N. Bethesda, MD 20852

ESABCorporation.com

Exhibit 10.2

March 30, 2026

R. Brent Jones
Via E-Mail

Strictly private and confidential

Dear Brent,

Congratulations! We are incredibly pleased to extend an employment offer for the position of Executive Vice President & Chief Financial Officer, reporting to me at our World Headquarters in North Bethesda, MD.

We are excited about you joining our team as you bring a unique set of skills, experiences, and overall talent to our Company. We believe that you will grow and thrive within our organization, enabling you to further your career success and grow wealth as you and the Company both continue to prosper together.

At ESAB, we build our company culture on foundations from our purpose, values, and our Code of Business Conduct. Our purpose is Shaping the world we imagine, and it speaks to the belief we hold as a company that the progress we make today, makes the world we imagine possible. Our values outline how we work together as associates and are summarized by the acronym SHAPE: Shared Success, Help Each Other Win, Always Improving, Purposeful Leadership, and Every Voice Valued. And finally, our attached Code of Business Conduct ensures that we remain committed to the highest ethical standards across all our global operations.

Date of Employment:
•TBD

Base Salary:

•Your starting annual salary will be $660,000 (less applicable taxes and deductions) payable biweekly. Beginning in 2027, you will be eligible for annual merit increases consistent with our annual merit cycle, based on benchmarks and Company merit increase guidelines.

Annual Cash Bonus:
•Beginning in 2026, you will be eligible to participate in our Annual Incentive Compensation Plan with a target of 80% of your base salary. Your potential payout will be based upon the full 2026 performance period and will not be pro-rated based on your date of employment. The actual payout will take place in Q1 2027 and is based on the achievement of ESAB Corporation financial performance against pre-set thresholds, targets, maximums, and your individual performance. The terms and conditions of any payout will be in accordance with ESAB’s Annual Incentive Plan.

Transition Bonus:
•You will receive a transition bonus of $1,000,000 (less applicable taxes and deductions). This bonus will be paid in two (2) installments. The first installment payment of $500,000 will be paid within 30 days of hire or as soon as administratively possible. The second installment payment of $500,000 will be paid in the first payroll after the first anniversary of your hire date. In the event you choose to terminate the employment relationship with the company prior to the expiration of two (2) years after each installment, you shall repay the Company a pro-rata portion of the amount that has been paid.

Equity Awards:
•You will receive an equity grant of $3,000,000 on hire. The grant will take place as soon as administratively possible. This initial grant will be delivered in 100% restricted stock units and will vest 33 1/3% each year on the 1st, 2nd, and 3rd anniversaries of the grant.
•You will also receive an annual stock award of $1,800,000 for 2026. Starting in Q1 2027 you will be eligible for annual stock awards based on your position and performance in accordance with our equity guidelines. The current annual target for your position is $1,800,000. Your award can be more or less than this target depending on your performance and company affordability. The terms and conditions of equity awards will be in accordance with ESAB’s Omnibus Incentive Plan and are subject to the Company’s stock ownership policy which sets forth minimum ownership requirements for ESAB common stock.

Relocation:
•You will be eligible for ESAB’s relocation managed by our relocation vendor. The package is competitive and designed to make your transition to the North Bethesda, MD area as simple as possible. See the attached relocation policy for more information regarding the benefits provided. Part of your relocation is taxable and part of it is non-taxable in accordance with IRS guidelines. Additionally, if you resign from the company within the first two years of employment, you are required to reimburse the company for amounts paid on your behalf at a rate of 100% of the total cost paid by the company within one year and 50% of the total cost after that up to the end of year two.

401(k):
•You will have the opportunity to participate in the ESAB 401(k) Retirement Savings Plan with matching contributions. ESAB matches 100% of the first 4% that you contribute, and these matching contributions vest immediately. In addition, at its discretion, ESAB will make non-elective contributions of 2% into your account, vesting immediately.

No Deferred Comp:
•You will have the opportunity to defer up to 50% of base salary and 75% of bonus in the non-qualified deferred compensation plan to optimize the company matching contribution above the IRS limit in the 401(k). ESAB matches 100% of the first 4% that you contribute, and these matching contributions vest immediately. In addition, at its discretion, ESAB will make non-elective contributions of 2% into your account as long as you contribute at least 1% of base salary. These non-elective contributions vest immediately. Eligibility to participate in this plan is driven by criteria updated by the IRS on an annual basis. You will receive an invitation to participate in this plan in Q4 2026 for calendar year 2027.

Perquisites:

•ESAB will reimburse you for (i) up to $10,000 per year for financial planning, and (ii) up to $4,000 per year in out-of-pocket costs for an executive physical examination or concierge medicine membership fees.

Supplemental Disability:
•You will be eligible for supplemental income protection through disability insurance provided by ESAB at no cost to you. When combined with the group long-term disability benefit, also provided by the company, this plan will cover 65% of your pre-tax total cash compensation up to a combined maximum monthly benefit of $30,000.

Health Benefits:

•You and your family will be eligible to participate in the health & welfare benefits including medical, dental, vision, short and long- term disability, life and accidental death and dismemberment insurance. You will have the opportunity to enroll within 30 days of hire. Benefits will be eligible on your hire date with ESAB.

Executive Severance:
•You will be eligible for the ESAB Corporation Executive Officer Severance Plan as may be amended from time to time.

Vacation & Holidays :
•You will be eligible for 25 days of vacation in addition to company-paid holidays.

Brent, we also want to confirm that your employment is “at will.” This means that your employment is for no definite period of time, and either you or the company may terminate your employment at any time, with or without cause or notice. In accordance with ESAB policy, this offer is contingent upon your acceptance of the ESAB Code of Business Conduct, your signing of the Non-Disclosure and Confidentiality Agreement, and your signing of the Non-Competition and Non-Solicitation Agreement. Finally, this offer is contingent on successful completion of all reference and background checks, including drug screen.

We look forward to having you join us. It will be an excellent opportunity to work together to take the business to the next level of growth and success!

Sincerely,

/s/ Shyam P. Kambeyanda

Shyam Kambeyanda
President and CEO

ACKNOWLEGED & ACCEPTED:

/s/ R. Brent Jones	3/30/2026
R. Brent Jones	Date